Exhibit 99.1

Popular Completes Regulatory Clearance Process for its Acquisition of Wells Fargo’s Auto Finance Business in Puerto Rico

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — July 5, 2018 — Popular, Inc. (NASDAQ: BPOP) today announced that the regulatory clearance process for its previously announced agreement to acquire certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico has been completed. The applicable waiting period relating to the review of the transaction by the Board of Governors of the Federal Reserve System expired on July 4, 2018. The parties have agreed to close the transaction on August 1, 2018, subject to the satisfaction or waiver of customary closing conditions.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contact:

Popular, Inc.

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications